As filed with the Securities and Exchange Commission on August 25, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________

              MESA LABORATORIES, INC.

(Exact name of Registrant as specified in its charter)

Colorado	84-0872291
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

12100 West Sixth Avenue

               Lakewood, Colorado 80228

(Address of principal executive offices) (zip code)

Mesa Laboratories, Inc.

 The Mesa Laboratories, Inc. 2014 Equity Plan

(Full title of the plan)

Andrew N. Bernstein, Esq.

Andrew N. Bernstein, P.C.

8101 East Prentice Avenue, Suite 890

 Greenwood Village, Colorado 80111

(Name and address of agent for service)

                         (303) 770-7131

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale pursuant to the plan: From time to time after the Registration Statement becomes effective.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer □	Accelerated filer ☒

Non-accelerated filer □	Smaller reporting company □
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value	1,100,000 shares (2)	(3)	$115,618,016 (3)	$13,435

(1)     Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock (“shares”) which become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2)     This Registration Statement covers the registration of 1,100,000 shares issuable under the Plan, of which 178,070 have been issued as of the date hereof.

(3)      Pursuant to Rules 457(h) and 457(c), the offering price per share, the aggregate offering price and the amount of the filing fee were computed upon the bases of:

•              the price at which 178,070 issued and outstanding options may be exercised (resulting in an aggregate offering price of $12,822,821; and

•              the closing price of the Common Stock within five business days prior to the date of filing of the Registration Statement, with respect to the authorized but unissued remaining options (921,930 shares at $111.50 per share, aggregating $102,795,195.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is incorporated by reference in the Reoffer Prospectus which follows. The Reoffer Prospectus, together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, constitutes the Section 10(a) Prospectus.

REOFFER PROSPECTUS

The material which follows, up to but not including the pages beginning Part II of this Registration Statement, constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Mesa Laboratories, Inc. 2014 Equity Plan by affiliates of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

 -iii-

REOFFER PROSPECTUS

1,100,000 SHARES

COMMON STOCK

MESA LABORATORIES, INC.

___________________________

THE MESA LABORATORIES, INC. 2014 EQUITY PLAN

___________________________

Mesa Laboratories, Inc. (“we”, the “Company” or “Mesa”) are registering on behalf of our employees, officers, directors and advisors up to 1,100,000 shares of our common stock purchasable by them pursuant to stock options, stock appreciation rights (“SARs”), restricted stock, performance awards or other stock-based awards (collectively “Equity Awards”) under The Mesa Laboratories, Inc. 2014 Equity Plan (the “2014 Plan”). As of August 18, 2015, 178,070 Equity Awards have been issued under the 2014 Plan, of which 178,070 Equity Awards are currently outstanding and 921,930 Equity Awards remain available for grant. All issued and outstanding Equity Awards are currently in the form of stock options.

___________________________

This prospectus will be used by persons who are our “affiliates” to resell shares purchased by them under the 2014 Plan. We will receive no part of the proceeds of any such sales, although we will receive the exercise price for the stock options.

___________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________

No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

____________________________

The date of this prospectus is August 25, 2015.

AVAILABLE INFORMATION

We are a fully reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports and other information with the Securities and Exchange Commission (“SEC”). Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

Our common stock is traded on the Nasdaq Global Market (“NASDAQ”) under the symbol “MLAB.” Our website is www.mesalabs.com. The information contained on our website does not constitute a part of this prospectus.

We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

INCORPORATION BY REFERENCE

Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request, (i) a copy of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (ii) a copy of all documents and information required to be delivered to our employees pursuant to Rule 428(b). Requests for such information shall be addressed to us at Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood, Colorado 80228, telephone: (303) 987-8000.

TABLE OF CONTENTS

Introduction	3
Selling Shareholders	3
Method of Sale	4
SEC Position Regarding Indemnification	4
Description of the Plan	4
Applicable Securities Law Restrictions	13
Tax Consequences	13
Legal Matters	16
Experts	17

INTRODUCTION

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Continuous Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Division provides parameter monitoring of products in a cold chain, consulting services such as compliance monitoring, packaging development and validation or mapping of transport and storage containers, and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Our executive offices are located at 12100 West Sixth Avenue, Lakewood, Colorado 80228, telephone (303) 987-8000.

SELLING SHAREHOLDERS

This prospectus covers possible sales by our executive officers, directors and employees of shares they acquire through exercise of Equity Awards granted under the 2014 Plan. All Equity Awards currently issued and outstanding under the 2014 Plan are in the form of stock options. The names of our affiliates who may be Selling Shareholders from time to time are listed below, along with the number of shares of common stock to be offered for sale. The names of other affiliates who may offer shares for resale in the future, along with the number of shares which may be sold by each affiliate from time to time, will be updated in supplements to this prospectus, which will be filed with the Commission in accordance with Rule 424(b) under the Securities Act. All Selling Shareholders are current executive officers and/or directors. The address of each Selling Shareholder is the same as our address. All shares listed below for sale represent shares issuable upon exercise of stock options granted under the 2014 Plan.

Maximum Number of Shares Which May
Name of Selling Shareholder	Be Sold Upon Exercise of Stock Options

John B. Schmieder	2,000
John J. Sullivan	19,500
John V. Sakys	10,800
H. Stuart Campbell	1,440
Michael T. Brooks	1,440
Robert V. Dwyer	1,440
Evan C. Guillemin	1,440
David M. Kelly	1,440
Glenn E. Adriance	10,800

METHOD OF SALE

Sales of the shares offered by this prospectus will be made on the NASDAQ Global Market, where our common stock is listed for trading, in other markets where our common stock may be traded, or in negotiated transactions. Sales will generally involve payment of customary brokers’ commissions by the Selling Shareholders. There is no present plan of distribution.

SEC POSITION REGARDING INDEMNIFICATION

Our Articles of Incorporation provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF THE PLAN

The material features of the 2014 Plan are summarized below, which summary is qualified in its entirety by reference to the text of the 2014 Plan. A copy of the 2014 Plan is available on our website at www.mesalabs.com and the SEC website at www.sec.gov.

Purpose of the 2014 Plan

The purpose of the 2014 Plan is to promote the success and enhance the value of the Company by linking the personal interests of employees, officers and directors of the Company to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The 2014 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Highlights of the 2014 Plan

●

Fungible share pool. The 2014 Plan uses a fungible share pool under which each share issued pursuant to an option or SAR will reduce the number of shares available under the 2014 Plan by one share, and each share issued pursuant to awards other than options and SARs will reduce the number of shares available by five shares.

●

No liberal share counting. The 2014 Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or SAR or to satisfy tax withholding requirements. The 2014 Plan also prohibits “net share counting” upon the exercise of options or SARs.

●	No repricing of stock options or SARs. The 2014 Plan prohibits the direct or indirect repricing of stock options or SARs without shareholder approval.

●

No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying Common Stock on the date of grant.

●

Material amendments that require shareholder approval. Shareholder approval is required prior to an amendment to the 2014 Plan that would (i) materially increase the number of shares available, (ii) expand the types of available awards, (iii) materially expand the class of participants eligible to participate, (iv) materially extend the term of the 2014 Plan or (v) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of NASDAQ.

●	Administered by an independent committee. The 2014 Plan is administered by the Compensation Committee, which is made up entirely of independent directors.

●	Awards subject to forfeiture/clawback. Awards under the 2014 Plan will be subject to recoupment under certain circumstances.

Number of Shares Available Under the 2014 Plan

The aggregate number of shares of Common Stock that will be reserved and available for issuance pursuant to awards under the 2014 Plan is 1,100,000.

Eligibility and Award Types

The 2014 Plan authorizes the following types of awards to be made to employees, officers or directors of the Company and its consolidated subsidiaries, as designated by the Compensation Committee:

●

Stock options, which give the holder the right to purchase shares of Common Stock at a specified price during specified time periods. The exercise price of an option granted under the 2014 Plan may not be less than the fair market value of the Common Stock on the date of grant. Stock options granted under the 2014 Plan have a maximum term of ten years. The 2014 Plan authorizes both incentive and nonqualified stock options.

●

Stock appreciation rights, or SARs, which give the holder the right to receive the excess, if any, of the fair market value of one share of Common Stock on the date of exercise, over the base price of the stock appreciation right. The base price of an SAR may not be less than the fair market value of the Common Stock on the date of grant. SARs granted under the 2014 Plan have a maximum term of ten years. SARs are not a part of the Company’s current compensation program.

●

Restricted stock, which represents the right to receive shares of Common Stock (or an equivalent value in cash) in the future, each of which is subject to certain restrictions and risk of forfeiture on terms set by the Compensation Committee. Restricted stock grants are not a part of the Company’s current compensation program.

●

Performance awards, including qualified performance-based awards under Tax Code Section 162(m), provide an opportunity for employees to receive Common Stock if a pre-defined performance measure is met for a specified time period.

●	Other stock-based awards, at the discretion of the Compensation Committee, including unrestricted stock grants.

All awards are evidenced by a written award agreement between the Company and the participant, which will include such provisions as may be specified by the Compensation Committee.

Awards to Non-Employee Directors

Awards granted to the Company’s non-employee directors under the 2014 Plan are made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. The Compensation Committee may not make discretionary grants under the 2014 Plan to non-employee directors. The maximum aggregate number of shares underlying any award granted under the 2014 Plan in any 12-month period to any one non-employee director is 50,000 shares.

Fungible Pool and Share Counting

Each share issued pursuant to an option or SAR will reduce the number of shares available under the 2014 Plan by one share, and each share issued pursuant to awards other than options and SARs will reduce the number of shares available by five shares.

Shares subject to awards that terminate or expire unexercised, or are cancelled, terminated, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will become available for future grants of awards under the 2014 Plan. Similarly, to the extent that the full number of shares subject to a performance award is not issued by reason of failure to achieve maximum performance goals, the unearned shares originally subject to the award will be added back to the 2014 Plan share reserve and again be available for issuance pursuant to awards granted under the 2014 Plan. However, the following shares may not again be made available for issuance as awards under the 2014 Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding option or SAR, and (ii) shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR.

Performance Goals

The Compensation Committee may designate any award as a qualified performance-based award for the purpose of making the award fully deductible without regard to the $1,000,000 deduction limit imposed by Tax Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award. Performance periods for such awards must be at least twelve months and may be any longer period. Performance goals for such awards shall be based on one or more of the following criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a department within the Company or a subsidiary:

●	increase in shareholder value (e.g. total shareholder return);
●	earnings per share;
●	adjusted earnings per share (as defined by the Compensation Committee);
●	stock price;
●	net income;
●	adjusted net income (as defined by the Compensation Committee);
●	return on assets;
●	return on shareholders’ equity;
●	cash flow;
●	operating profit or operating margins;
●	revenues growth of the Company;
●	economic profit;
●	return on capital;
●	return on invested capital;
●	earnings before interest, taxes, depreciation and amortization;
●	goals relating to acquisitions;
●	operating income; and
●	gross profit

Performance goals with respect to the above-listed business criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Compensation Committee deems appropriate, and may be calculated for a single year or calculated on a compound basis over multiple years. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

Each qualified performance-based award (other than a market-priced option or SAR) will be earned, vested and payable, as applicable, upon the achievement of performance goals established by the Compensation Committee based upon one or more of the above-listed qualified business criteria, together with the satisfaction of any other conditions, such as continued employment, as the Compensation Committee may determine to be appropriate. However, the Compensation Committee may provide, either in connection with the grant of an award or by amendment, that achievement of such performance goals will be waived, in whole or in part, upon the death or disability of the grantee or the occurrence of a change in control of the Company. Performance periods established by the Compensation Committee for any such qualified performance-based award must be at least 12 months and may be any longer period.

The Compensation Committee may provide in any qualified performance-based award that any evaluation of performance will exclude or otherwise objectively adjust for any of the following events that occurs during a performance period: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in the then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

Any payment of a qualified performance-based award will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided above, no qualified performance-based award may be amended, nor may the Compensation Committee exercise any discretionary authority it may otherwise have under the 2014 Plan, in any manner to waive the achievement of the applicable performance goal based on qualified business criteria or to increase the amount payable pursuant to the performance goal or the value of the award, or otherwise in a manner that would cause the award to cease to qualify for the Section 162(m) exemption. However, the Compensation Committee has the right, in connection with the grant of a qualified performance-based award, to exercise negative discretion to determine that the portion of such award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

Limitations on Awards

So that the awards may qualify as “performance-based compensation” under Tax Code Section 162(m), the 2014 Plan contains the following per participant limitations on awards:

●	The total number of shares of Common Stock with respect to which options may be granted in any calendar year to any participant may not exceed 50,000 shares.

●	The total number of shares of Common Stock with respect to which SARs may be granted in any calendar year to any participant may not exceed 50,000 shares.

●

For awards that are intended to qualify as performance-based compensation, (i) the total number of shares of Common Stock that may be granted in any calendar year to any participant may not exceed 35,000 shares and (ii) the maximum amount that may be paid to any participant for awards that are payable in cash or property other than Common Stock in any calendar year is $2,000,000. If an award has a multi-year performance period, the total amount of cash, property or shares of Common Stock earned for the entire performance period will be divided by the number of calendar years in the performance period for purposes of applying these limits.

Administration

The 2014 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to make awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules, regulations, guidelines and procedures as it may deem advisable to carry out the provisions and purposes and administer the 2014 Plan; prescribe forms of award agreements, and make any rules, interpretations, and any and all other decisions and determinations that may be required under the 2014 Plan.

In addition, the Compensation Committee may expressly delegate to a special committee of non-employee directors some or all of the Compensation Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not subject to Section 16(a) of the Exchange Act and are not and are reasonably not anticipated to become officers subject to the deduction limits of Section 162(m) of the Tax Code. The Compensation Committee may also delegate to one of its members or one or more officers of the Company or to one or more agents or advisors administrative duties or powers under the 2014 Plan.

Deductibility under Tax Code 162(m)

The 2014 Plan is designed so that all qualified performance-based awards that are conditioned on performance goals as described above, and all options and SARs granted under the 2014 Plan, may be eligible to meet the requirements for qualified performance-based compensation under Tax Code Section 162(m) and may be fully deductible. While the Compensation Committee believes it is important to preserve the deductibility of compensation under Tax Code Section 162(m) generally, there is no guarantee that the performance-based compensation exemption would be available in any particular circumstance, and the Board of Directors and the Compensation Committee reserve the right to grant or approve awards or compensation that are non-deductible.

Limitations on Transfer

No right or interest of a participant in any unexercised or restricted award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a subsidiary, or shall be subject to any lien, obligation, or liability of such participant to any other party other than the Company or a subsidiary. No unexercised or restricted award shall be assignable or transferable by a participant other than by will or the laws of descent and distribution.

Treatment of Awards upon Certain Events

Termination of a Participant’s Continuous Service

The applicable award agreement or special plan document governing an award will specify the treatment of such award upon the termination of a participant’s continuous service. Continuous service means the absence of any interruption or termination of service as an employee, officer or Director; provided that the following will not be considered an interruption of service: (i) a participant transfers employment, without interruption, between the Company and an affiliate or between affiliates, (ii) in the case of a spin-off, sale or disposition transaction where the Compensation Committee determines that no interruption will result or (iii) the participant is granted an unpaid leave of absence authorized in writing by the Company that does not exceed twelve months. The 2014 Plan defines an affiliate as a Company subsidiary or any entity that has an ongoing contractual relationship with the Company or a subsidiary that provides such entity the rights to manufacture, sell and/or distribute brands of which the trademark is owned by the Company or a subsidiary.

Change in Control

Unless otherwise provided in an award agreement or any special plan document or separate agreement with a participant governing an award:

(A)

With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is involuntary terminated other than for cause, then:

●	all of the participant’s outstanding options and SARs will become fully exercisable;

●	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

●

the payout level attainable under all outstanding performance-based awards will vest based on target (if the change in control occurs during the first half of the performance period) or actual performance measured as of the end of the calendar quarter immediately preceding the change in control (if the change in control occurs during the second half of the performance period). In both cases, the awards will pay out on a pro rata basis, based on the time elapsed (in days) prior to the change in control.

(B)

Upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or the Board of Directors:

●	all outstanding options and SARs will become fully exercisable;

●	all time-based vesting restrictions on outstanding awards will lapse; and

●

the payout level attainable under all outstanding performance-based awards will vest based on target (if the change in control occurs during the first half of the performance period) or actual performance measured as of the end of the calendar quarter immediately preceding the change in control (if the change in control occurs during the second half of the performance period). In both cases, the awards will pay out on a pro rata basis, based on the time elapsed (in days) prior to the change in control.

Other Reasons

The Compensation Committee may, in its sole discretion, determine that, upon a participant’s termination of service for any reason or a change in control, all or a portion of such participant’s awards shall become fully or partially exercisable, that some or all restrictions shall lapse, and that any performance criteria shall be deemed fully or partially satisfied. The Compensation Committee may discriminate among participants and among awards in exercising this discretion.

Adjustments

In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per share value of the Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Compensation Committee must make such adjustments to the 2014 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or one of the transactions described above), the 2014 Plan authorizes the Compensation Committee to make certain discretionary adjustments to outstanding awards.

Forfeiture Events

Awards under the 2014 Plan will be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable to the participant. An award agreement may specify that an award will be reduced, cancelled, forfeited or recouped upon certain events, including (i) termination of employment for cause, (ii) violation of material Company and affiliate policies, (iii) breach of noncompetition, confidentiality or other restricted covenants that may apply to the participant, (iv) other conduct by the participant that is detrimental to the business or reputation of the Company or any affiliate, or (v) a later determination that the vesting of, or amount realized from, a performance award was based on materially inaccurate financial statements or performance metric criteria, whether or not the participant caused or contributed to such inaccuracy. The Company will also seek to recover any awards made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other law or the listing standards of NASDAQ.

Termination and Amendment

The 2014 Plan will terminate on August 7, 2024 or, if the shareholders approve an amendment to the 2014 Plan that increases the number of shares subject to the 2014 Plan, the tenth anniversary of the date of such approval, unless earlier terminated by the Board of Directors or the Compensation Committee.

The Board of Directors or the Compensation Committee may, at any time and from time to time, amend, modify or terminate the 2014 Plan, but if an amendment to the 2014 Plan would (i) materially increase the number of shares available, (ii) expand the types of awards, (iii) materially expand the class of eligible participants, (iv) extend the term or the exercise price of an option granted under the 2014 Plan or (v) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of NASDAQ, then such amendment shall be subject to shareholder approval. The Board of Directors or the Compensation Committee may also condition any other amendment or modification of the 2014 Plan on the approval of the Company’s shareholders.

The Compensation Committee may amend, modify or terminate an outstanding award without approval of the participant, provided however, (i) subject to the terms of the applicable award agreement, the value of such award may not be reduced or diminished without the participant’s consent, (ii) the original term of an option or SAR may not be extended without prior approval of the Company’s shareholders, (iii) subject to the anti-dilution provisions of the 2014 Plan, the exercise price of an option or base price of an SAR may not be reduced, directly or indirectly, without the prior approval of the Company’s shareholders, and (iv) no termination, amendment or modification of the 2014 Plan will adversely affect any award previously made under the 2014 Plan, without the consent of the affected participant.

Prohibition on Repricing

As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of the Company’s shareholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s shareholders.

APPLICABLE SECURITIES LAW RESTRICTIONS

If the optionee is deemed to be an “affiliate” (as that term is defined under the Securities Act), the resale of the shares purchased upon exercise of stock options covered hereby may be subject to certain restrictions and requirements, including compliance with the provisions of Rule 144 promulgated under the Securities Act.

In addition to the requirements imposed by the Securities Act, the antifraud provisions of the Exchange Act and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to the Plan.

Up to 1,100,000 shares may be issued under the Plan. We have authorized 25,000,000 shares of common stock, of which 3,594,221 shares were outstanding as of July 31, 2015. Shares of common stock outstanding are, and those to be issued upon exercise of stock options will be, fully paid and nonassessable, and each share of common stock is entitled to one vote at all shareholders’ meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is one of our shareholders. Shareholders do not have the right to cumulate their votes for the election of directors.

Our officers and directors and owners of at least ten percent of our Common Stock must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Exchange Act and the rules thereunder upon the receipt or disposition of any options or shares.

TAX CONSEQUENCES

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the granting, exercise and vesting of awards under the 2014 Plan and the subsequent sale of Common Stock acquired under the 2014 Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Incentive Stock Options

If an option granted under the 2014 Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income.) The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, if an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Tax Code.

Nonqualified Stock Options

Nonqualified stock options granted under the 2014 Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Tax Code.

Stock Appreciation Rights

A participant receiving a stock appreciation right will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant and the Company expects that it will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock

Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Tax Code Section 162(m). If the participant files an election under Tax Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Tax Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Tax Code Section 83(b) election. To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has made a Tax Code Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Tax Withholding

The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy the Company’s federal, state and local tax withholding obligations (including employment taxes) imposed by law with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2014 Plan. The Compensation Committee may, at the time the award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by delivery of, or withholding from the award, shares having a fair market value on the date of withholding equal to the amount required to be withheld for tax purposes.

Foreign Jurisdictions

In order to foster and promote achievement of the material purposes of the 2014 Plan in foreign jurisdictions and to fairly accommodate for differences in local law, tax policy or custom, the Compensation Committee may adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of any non-U.S. jurisdictions in which the Company or any affiliate may operate, in order to assure the viability of the benefits of awards made to participants located in such other jurisdictions and to further the objectives of the 2014 Plan.

LEGAL MATTERS

The validity of the shares offered hereby has been passed on for us by the Company’s securities counsel, Andrew N. Bernstein, P.C., 8101 East Prentice Avenue, Suite 890, Greenwood Village, Colorado 80111.

EXPERTS

Our audited consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal years ended March 31, 2015 and 2014 and for each of the years in the three-year period ended March 31, 2015, have been incorporated by reference in this prospectus in reliance upon the report of EKS&H LLLP, Denver, Colorado, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our future consolidated financial statements and reports thereon of EKS&H LLLP will also be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those consolidated financial statements and consented to the use of their reports thereon.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in our Company. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

●	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, SEC File No. 0-11740.

●	Our Report on Form 10-Q for the quarterly period ended June 30, 2015.

●	Our Report on Form 8-K filed with the SEC dated July 6, 2015.

●	Our Report on Form 8-K filed with the SEC dated July 7, 2015.

●	Our Report on Form 8-K filed with the SEC dated July 15, 2015.

●	Our Report on Form 8-K filed with the SEC dated August 3, 2015.

●	Our Report on Form 8-K filed with the SEC dated August 6, 2015.

●     Our proxy statement for our annual meeting of shareholders to be held on September 24, 2015.

●

The description of our common stock contained in our Registration Statement on Form 8-A, SEC File No. 0-11740, pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

All documents, reports and definitive proxy or information statements subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings, at no cost, by telephoning us at 303-987-8000 or by writing us at the following address:

Mesa Laboratories, Inc.

12100 West Sixth Avenue

Lakewood, Colorado 80228

Attention: Corporate Secretary

Telephone: 303-987-8000

Facsimile: 303-987-8989

Item 4.      Description of Securities

Not applicable.

Item 5.       Interests of Named Experts and Counsel

Not applicable.

Item 6.      Indemnification of Directors and Officers

Article 109 of the Colorado Business Corporation Act (“CBCA”) provides broad authority for indemnification of directors and officers. The Articles of Incorporation and Bylaws of Mesa Laboratories, Inc. (the “Registrant”) provide for indemnification of its officers and directors to the fullest extent permitted by the CBCA. As permitted by Section 7-108-402 of the CBCA, the Registrant’s Articles of Incorporation provide that a director shall not be liable for monetary damages for breach of his fiduciary duty as a director except in certain limited circumstances.

Item 7.      Exemption from Registration Claimed

Not applicable.

Item 8.      Exhibits

The following documents are filed as exhibits to this Registration Statement.

Exhibit Number			Description of Exhibit

4.1	--		The Mesa Laboratories, Inc. 2014 Equity Plan*
5.1	--		Opinion of Andrew N. Bernstein, P.C.
23.1	--		Consent of EKS&H LLLP, independent registered public accounting firm
23.2	--		Consent of Andrew N. Bernstein, P.C. (included in its opinion filed as Exhibit 5.1)

		* -	Incorporated by reference to the Exhibit to the Definitive Proxy Statement for the Annual Meeting of Shareholders of Mesa Laboratories, Inc. held on October 2, 2014, filed with the SEC on August 22, 2014

Item 9.       Undertakings

(a)     Rule 415 Offerings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     [Not applicable since the Registrant is not a foreign private issuer.]

(5)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     Filings Incorporating Subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Lakewood, Colorado on August 25, 2015.

MESA LABORATORIES, INC.

By:	/s/ JOHN J. SULLIVAN
John J. Sullivan, Ph.D., CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H. STUART CAMPBELL	Chairman of the Board of Directors	August 25, 2015
H. Stuart Campbell

/s/JOHN J. SULLIVAN	Chief Executive Officer, President, Treasurer and Director	August 25, 2015
John J. Sullivan, Ph.D.	(Principal Executive Officer)

/s/ JOHN V.SAKYS	Chief Financial Officer and Secretary	August 25, 2015
John V. Sakys	(Principal Financial and Accounting Officer)

/s/ JOHN B. SCHMIEDER	Director	August 25, 2015
John B. Schmieder

/s/ MICHAEL T. BROOKS	Director	August 25, 2015
Michael T. Brooks

/s/ ROBERT V. DWYER	Director	August 25, 2015
Robert V. Dwyer

/s/EVAN GUILLEMIN	Director	August 25, 2015
Evan Guillemin

/s/DAVID M. KELLY	Director	August 25, 2015
David M. Kelly

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit	Page Number

4.1	The Mesa Laboratories, Inc. 2014 Equity Plan*
5.1	Opinion of Andrew N. Bernstein, P.C.
23.1	Consent of EKS&H LLLP , independent registered public accounting firm
23.2	Consent of Andrew N. Bernstein, P.C. (included in its
opinion filed as Exhibit 5.1)

* - Incorporated by reference to the Exhibit to the Definitive Proxy Statement for the Annual Meeting of Shareholders of Mesa Laboratories, Inc. held on October 2, 2014, filed with the SEC on August 22, 2014